Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205966

Retail Securitization

Registration Statement No. 333-205966 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-888-603-5847. Free Writing Prospectus R-1

Ford Credit has been originating retail installment sales contracts since 1959 and has been securitizing its retail contracts since 1988 Ford Credit has had an active publicly registered securitization program for retail contracts since 1989 and has issued asset-backed securities in more than 70 transactions under this program Ford Credit offers retail asset-backed securities through various channels: Public transactions Rule 144A transactions Other private transactions Collateral composition has trended in line with the industry and Ford Credit’s strategic focus – We securitize what we originate Structural elements have remained consistent over time – same structure in place for over 15 years OVERVIEW RETAIL SECURITIZATION R-2

Financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles The increase in origination volumes from 2011 to 2015 reflects an increase in Ford’s sales and Ford Credit’s financing share Recent changes in financing share have been driven primarily by the availability of Ford-sponsored marketing programs BUSINESS UPDATE RETAIL SECURITIZATION * Retail Installment and lease share of Ford retail sales (excludes fleet sales) Source: 2015 Ford Credit 10-K, 2016 Ford Credit 10-Q Financing Share* Retail Installment and Lease Number of Receivables Originated (000) Source: 2016 Q2 Retail Quarterly Statistical Information R-3 658 714 765 839 899 416 344 2011 2012 2013 2014 2015 2Q15 YTD 2Q16 YTD 52% 54% 56% 63% 65% 63% 59% 2011 2012 2013 2014 2015 2Q15 YTD 2Q16 YTD

PORTFOLIO CREDIT METRICS RETAIL SECURITIZATION Source: 2016 Q2 Retail Quarterly Statistical Information Net Losses as a % of the Average Portfolio Outstanding Repossessions as a % of the Average Number of Contracts Outstanding Average Net Loss on Charged-Off Contracts Weighted Average FICO® at Origination Based on year of origination R-4 730 730 734 736 736 736 731 2011 2012 2013 2014 2015 2Q15 YTD 2Q16 YTD 0.45% 0.30% 0.33% 0.33% 0.38% 0.30% 0.46% 2011 2012 2013 2014 2015 2Q15 YTD 2Q16 YTD $2,351 $2,197 $2,798 $3,292 $4,445 $3,540 $5,614 2011 2012 2013 2014 2015 2Q15 YTD 2Q16 YTD 2.05% 1.54% 1.37% 1.22% 1.12% 1.09% 1.15% 2011 2012 2013 2014 2015 2Q15 YTD 2Q16 YTD

SECURITIZATION POOL METRICS Retail securitization Source: Prospectus Supplements for referenced FCAOT transactions * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize Weighted Average FICO® New / Used Car / Light Truck / Utility Weighted Average Payment-to-Income R-5 0% 20% 40% 60% 80% 100% Car Light Truck Utility Other* 710 715 720 725 730 735 740 0% 20% 40% 60% 80% 100% New Used 7.5% 7.7% 7.9% 8.1% 8.3% 8.5% 8.7% 8.9% 9.1%

SECURITIZATION POOL METRICS RETAIL SECURITIZATION Source: FCAOT 2016-B Prospectus % Subvened-APR Receivables Weighted Average Loan-to-Value (LTV) Recent Ford marketing programs, with subvened rates as low as 0% for 72 months, have influenced the composition of the most recent pools Increased mix of contracts with original term > 60 months Increased mix of subvened APR receivables Higher LTV, reflecting higher mix of subvened APR receivables which tend to have a higher original amount financed Commentary % of Contracts > 60 Month Original Term R-6 80% 85% 90% 95% 100% 35% 40% 45% 50% 55% 60% 65% 0% 20% 40% 60% 80% 100%

Credit enhancements in our retail securitization programs include: Subordination of junior notes Cash reserve Excess spread (used to build target overcollateralization) Senior / subordinate, sequential pay structure STRUCTURE OVERVIEW RETAIL SECURITIZATION Class A Notes ("AAA") 95.00% Class B Notes ("AA") 3.00% Class C Notes ("A") 2.00% Reserve Account ~0.50% Excess Spread Initial Overcollateralization ~0.00% Total Class A Hard CE 5.5% % of Initial Securitization Value Target OC = Sum of: 1. YSOC 2. 2.0% of initial adjusted pool balance 3. 1.5% of current pool balance less reserve R-7 FCAOT 2016-B

RETAIL SECURITIZATION

STRUCTURE OVERVIEW

Ford Go Further

FCAOT 2016-B


% of Initial Securitization Value
Class A Notes ("AAA")
95.00%
Class B Notes ("AA")
3.00%
Class C Notes ("A")
2.00%
Reserve Account
~0.50%
Excess Spread
Initial Overcollateralization
~0.00%
Total Class A Hard CE
5.5%

- Credit enhancements in our retail securitization programs include:
  - Subordination of junior notes
  - Cash reserve
  - Excess spread (used to build target overcollateralization)
- Senior / subordinate, sequential pay structure

Target OC = Sum of:

1. YSOC
2. 2.0% of initial adjusted pool balance
3. 1.5% of current pool balance less reserve

R-7

Retail securitization Over 10 Years Of Consistent Performance Through Multiple Cycles U.S. RETAIL POOL PERFORMANCE: CUMULATIVE NET LOSSES R-9 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57 59 Loss Ratio Months Since Settlement 03-A 03-B 04-A 05-A 05-B 05-C 06-A 06-B 06-C 07-A 07-B 08-A 08-B 08-C 09-A 09-B 09-C 09-D 09-E 10-A 10-B 11-A 11-B 12-A 12-B 12-C 12-D 13-A 13-B 13-C 13-D 14-A 14-B 14-C 15-A 15-B 15-C 16-A 16-B

Origination and servicing strategies

Ford credit strategy Ford Credit Maintains A Relentless Focus On Business Fundamentals SERVICE ORIGINATE Support Ford and Lincoln sales Strong dealer relationships Full spread of business Consistent underwriting Robust credit evaluation and verification Efficient use of capital High customer and dealer satisfaction World-class servicing Collections within portfolio loss expectations Cost efficiency Strong liquidity Diverse sources and channels Cost effective Credit availability through economic cycles FUND R-11

BUY IT RIGHT Originate Origination Strategy Support Ford Motor Company brands Build strong relationships with dealers to maximize dealer satisfaction Segment credit applicants and price for risk Use robust credit evaluation and verification process Ensure efficient use of capital ORIGINATE R-12

Ford Credit’s strategy is supported by a proprietary origination system Analyzes several factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process Dealers submit credit applications electronically to Ford Credit The system automatically obtains a credit report for the applicant and any co-applicant In the U.S., Ford Credit generally selects a credit bureau based upon its assessment of which credit bureau provides the most accurate and complete credit report for the applicant’s geographic area The system automatically completes compliance and other checks, including fraud alerts, ID variation or if the applicant is a current or former customer Ford Credit communicates credit decisions electronically to dealers ORIGINATION TECHNOLOGY ORIGINATION STRATEGY R-13

Ford Credit classifies credit applications to determine which origination scoring model will be used, for example, whether the applicant is an individual or business entity, the applicant’s credit profile and whether the vehicle is new or used Ford Credit's proprietary origination scoring models assess the creditworthiness of the applicant using the information in the applicant's credit application, the applicant's credit bureau data and other information obtained including: Financing product (retail, lease) Contract characteristics (loan-to-value, term, payment) Other factors (payment-to-income, employment history, capacity to pay, financial stability) Output of the origination scoring models is a proprietary risk score referred to as Probability of Payment ORIGINATION SCORING MODELS ORIGINATION STRATEGY R-14

Origination scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict an applicant’s probability of fully paying the amount due under the contract Ford Credit regularly reviews the origination scoring models to confirm the statistical predictability of the variables Origination scoring model performance review Global Scorecard Cycle Plan Committee review In between cycle plan development, Ford Credit may adjust origination scoring models to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: Uniformly changing the overall credit risk score Modifying the weighting of selected variables Launch dates for redevelopment of origination scoring models: Consumer: December 2013 Commercial: April 2015 Commercial Line of Credit: May 2012 SCORING MODELS DEVELOPMENT AND MAINTENANCE ORIGINATION STRATEGY R-15

Ford Credit establishes purchasing standards and procedures to support consistent credit and purchase decisions Portfolio Level – purchase quality guidelines set portfolio targets for the purchase of lower and marginal quality contracts and to manage the overall quality of the portfolio Credit Application Level – risk factor guidelines provide a framework for credit application evaluation criteria for specific attributes of an application including affordability measures like PTI and debt-to-income ratios, FICO® score and contract term Processes are established for verification of income, employment and residency, if appropriate Ford Credit reviews credit analysts’ decisions regularly to ensure they are consistent with origination standards and credit approval authority Quarterly risk management portfolio performance analysis is performed PURCHASING GUIDELINES AND CONTROL PROCESSES These Capabilities Enable Early Detection Of Portfolio Performance ORIGINATION STRATEGY R-16

OPERATE EFFICIENTLY / COLLECT EFFECTIVELY Operate efficiently / Collect Effectively servicing Strategy Ford Credit has a world-class servicing organization Credit losses are an expected part of the business The objective is to collect within the contract’s loss expectation while managing costs Customer satisfaction is critical SERVICE R-17

Ford Credit uses proprietary behavioral scoring models to assess the probability of payment default for each receivable and implements collection efforts based on its determination of the credit risk of the obligor on the payment due date These models assess a number of variables including origination characteristics, customer account history, payment patterns, expected loss or severity and periodically updated credit bureau information Output of the behavioral scoring models is a proprietary risk rating referred to as Probability of Default (POD) Contracts are scored monthly on their due date to get an updated POD Before a behavioral scoring model is applied, Ford Credit classifies each customer account to determine which model is used Scoring model categories include: Financing product (retail, lease) Customer (individual, business entity) Delinquency level (current, due date delinquent, 30 days past due) Behavioral SCORING MODELS Servicing STRATEGY R-18

Behavioral scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer’s probability of default in the near term Ford Credit regularly monitors the behavioral scoring models to ensure the statistical predictability of the variables and confirm the continued business significance Behavioral scoring model performance review Global Scorecard Cycle Plan Committee review Behavioral scoring models are redeveloped as predictive measures change or as new data attributes become available Launch dates for behavioral scoring models (U.S.): Consumer: September 2013 Commercial: February 2016 BEHAVIORal Scoring models DEVELOPMENT AND MAINTENANCE Servicing STRATEGY R-19

Segmentation allows the matching of the account risk with the appropriate collection strategy POD is the primary driver in determining risk segmentation, based on proprietary behavioral scoring models Segmentation establishes: Assignment issuance timing Follow-up intensity Assignment transfers from an early stage delinquency to a late stage delinquency strategy Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time RISK SEGMENTATION Servicing Strategy HIGH RISK LOW RISK ASSIGNMENT TIMING FOLLOW-UP INTENSITY MOVE TO LATE-STAGE COLLECTIONS LATER LOWER LATER EARLIER HIGHER EARLIER R-20

Account Status Changes Call Results / Campaign Statistics Two-way Feedback Loop Behavioral Scoring Model All Accounts Assigned Probability Of Default On Due Date Identify Accounts to Call AUTO-DIALER Servicing STRATEGY Receivables System Behavioral Scoring Model Early Stage Late Stage Establish “Best-Time-To-Call Strategy” Roll Out “Strategy” In Small Increments Auto-Dialer R-21

Retail Securitization appendix

ford credit’s u.s. retail AUTO receivables Ford Credit’s U.S. retail auto receivables are ideally suited for securitization Consistent origination and servicing practices Consistent collateral composition Consistent loss performance Months Weighted Average FICO® – 39 US Public Retail Transactions From 2003 to Present Historical Cumulative Net Loss Ratio – 39 Transactions From 2003 To Present RA-1 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 1 4 7 10 13 16 19 22 25 28 31 34 37 40 43 46 49 52 55 660 680 700 720 740 2003-A 2003-B 2004-A 2005-A 2005-B 2005-C 2006-A 2006-B 2006-C 2007-A 2007-B 2008-A 2008-B 2008-C 2009-A 2009-B 2009-C 2009-D 2009-E 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2012-C 2012-D 2013-A 2013-B 2013-C 2013-D 2014-A 2014-B 2014-C 2015-A 2015-B 2015-C 2016-A 2016-B

Retail securitization collateral characteristics are consistent across Ford Credit’s recent U.S. public retail ABS transactions COLLATERAL POOL COMPARISON RA-2 Characteristic FORDO 2016-B FORDO 2016-A FORDO 2015-C FORDO 2015-B WA FICO Score 732 734 731 731 Loan to value (LTV) 97.73% 96.94% 95.94% 94.57% Payment-to-income (PTI) 8.66% 8.58% 8.59% 8.52% Commercial Use 19.82% 18.42% 16.97% 17.69% % Original Term > 60m 54.15% 57.05% 52.49% 46.43% Initial Pool Balance $1.4bn $1.1bn $1.1bn $1.9bn Number of Receivables 56,550 45,966 46,836 84,593 Average Principal Balance $25,116 $24,892 $24,005 $22,950 WA APR 3.08% 3.08% 3.53% 3.79% Subvened-APR Receivables 59.84% 58.54% 53.08% 50.35% WA Original Term 64.6 months 65.0 months 64.4 months 63.6 months WA Remaining Term 56.8 months 57.9 months 57.2 months 55.5 months WA Seasoning 7.8 months 7.1 months 7.2 months 8.0 months % New 88.61% 89.50% 88.62% 89.32% % Car 24.07% 24.87% 25.26% 24.86% % Light Truck 43.75% 44.49% 42.58% 44.33% % Utility 31.45% 29.95% 31.32% 30.05% % Others 0.73% 0.69% 0.84% 0.76% Top 3 States 14.96% - Texas 12.17% - Texas 15.56% - Texas 15.57% - Texas 9.50% - California 9.39% - California 8.76% - California 9.31% - California 6.89% - Florida 7.17% - Florida 6.33% - Florida 6.49% - Florida

Total Ford Credit Retail Receivables Portfolio Net Losses as % of Average Portfolio Outstanding* * Portfolio net losses: Net losses of the portfolio as a percentage of average portfolio outstanding (see Sponsor and Servicer – Delinquency, Repossession and Credit Loss Information section of the Offering Memorandum) NET LOSSES TO RECEIVABLES RATIO RA-3 1.9% 1.5% 0.9% 0.7% 0.8% 1.5% 1.5% 0.7% 0.5% 0.3% 0.3% 0.3% 0.4% 0.5% 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Jun 2016 YTD